Exhibit 99.1

                Analog Devices Reports Results for the
                  First Quarter of Fiscal Year 2005

    NORWOOD, Mass.--(BUSINESS WIRE)--Feb. 10, 2005--Analog Devices, Inc. (NYSE:ADI), a global leader in high-performance semiconductors for signal processing applications, today announced financial results for the first quarter of fiscal 2005, which ended January 29, 2005. For the first quarter, revenue was $580.5 million, diluted earnings per share (EPS) was $0.28, and net income totaled $107.4 million, or approximately 19% of sales.

    ADI also announced that the company's Board of Directors declared a cash dividend of $0.06 per outstanding share of common stock, payable on March 16, 2005 to all stockholders of record at the close of business on February 25, 2005.

   "Our revenue in the first quarter declined 4% compared to the same period one year ago and 8% compared to the immediately prior quarter," said Mr. Jerald G. Fishman, President and CEO. "The majority of the sequential revenue decline was isolated to semiconductor automatic test equipment (ATE) and wireless handset applications. The ATE revenue decline parallels the cyclical decline in the semiconductor industry. In wireless handsets, it appears clear that the rapid growth of the Chinese manufacturers in the first half of 2004 led to excess inventory which customers reduced over the past two quarters."

   Gross margins for the first quarter were 57.8%, up 70 basis points from the same quarter last year and down 170 basis points from the immediately prior quarter. Adjustments made to factory utilization and the impact of factory shutdowns during the holiday period impacted gross margins in the first quarter.

   Mr. Fishman explained, "However, these adjustments to factory utilization coupled with reductions in external wafer purchases allowed us to constrain the inventory growth to levels well below what we planned at the beginning of the quarter.

   "We also constrained spending during the first quarter, reducing operating expenses by 3.3% sequentially. As a result, operating profits for the first quarter remained strong at $124.7 million or 21.5% of sales."

   Turning to the balance sheet, Mr. Fishman explained, "Free cash flow for the quarter was $93 million as a result of cash flow from operations of $117 million, or 20% of sales, offset by capital expenditures of $24 million. During the first quarter, we also repurchased approximately 4.5 million shares of our common stock for approximately $161 million. The total common stock repurchased under the $500 million program approved by the board in August of 2004 now stands at 8.4 million shares for approximately $298 million. The number of shares repurchased to date under this program represents approximately 2% of shares outstanding."

   The company also paid dividends of $23 million during the first quarter of fiscal 2005. Cash, cash equivalents, and short-term investments totaled $2.6 billion at the end of the first quarter.

   "Order patterns improved during the first quarter compared to the prior two quarters. In addition, we believe that the application areas which drove most of our revenue decline in the past two quarters are now at revenue levels that are unlikely to decline further this year. End customer demand improved to slightly above revenue for the first quarter, which was a significant improvement over the prior two quarters. Additionally, order rates increased in January and this momentum has continued into early February. These combined factors support our plan for sequential revenue growth in the second quarter.

   Regarding the near-term outlook, Mr. Fishman said, "We believe that the first quarter of fiscal 2005 will represent the trough for our quarterly revenue and we are currently planning for second quarter fiscal 2005 revenue to increase sequentially by 2% to 6%.

   "At these revenue levels, we expect gross margin to decline slightly during the second quarter because factory utilization will remain low as our plan is for inventory to be flat in dollars and down in days compared to the first quarter. Actual gross margins are dependent on the mix of business and utilization rates of our factories, but we expect gross margins to remain strong and above 57% during this cycle. As demand increases and utilization rates of our factories improve, we expect to realize gross margin leverage.

   "We are also planning for operating expenses to be approximately flat for the second quarter versus the first quarter. Based on these assumptions, we expect diluted EPS to be approximately $0.29 to $0.31 for the second quarter of fiscal 2005.

   Despite the revenue decline of the past two quarters, we continued to invest in new product programs, winning customers across a wide range of applications. Based on a relatively stable global economic climate and forecasts that predict 2005 will be a good year for most economies around the world, we believe our investments in new product development will generate continued revenue and profit growth for ADI as the year unfolds."

   Mr. Fishman will discuss the first quarter's results and the near-term outlook via webcast, accessible from www.analog.com, today beginning at 4:30 pm EST. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

   A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687
(replay only) and providing the conference ID: 3648526 or by visiting the Investor Relations page on ADI's web site.

   About Analog Devices

   Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker "ADI" and is included in the S&P 500 Index. For more information, visit our web site at www.analog.com.

   Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including our statements regarding planned revenue, earnings, and operating margins, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices' expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, currency exchange rate fluctuations, the timing and duration of market upturns and downturns, the growth or contraction of the markets we serve, demand for semiconductors generally and for our products in particular, the risk that our backlog could decline significantly, our ability to hire engineers and other qualified employees needed to meet the expected demands of our customers, reversals or slowdowns in the markets or customers served by our products, the adverse effects of building inventories to meet planned growth that fails to materialize, the occurrence and frequency of inventory and lead-time reduction cycles, raw material availability, availability of both internal and external manufacturing capacity, technological and product development risks, competitors' actions and technological innovations, and other risk factors described in our Annual Report on Form 10-K for the fiscal year ended October 30, 2004, as filed with the Securities and Exchange Commission.


  Analog Devices Supplemental Information, First Quarter, Fiscal 2005

                        Sales/Earnings Summary
          (In thousands of dollars, except per-share amounts)

                                      1Q 05       4Q 04       1Q 04
---------------------------------- ----------- ----------- -----------
  Three Months Ended               January 29, October 30,    Jan 31,
                                       2005        2004        2004
---------------------------------- ----------- ----------- -----------
Net Sales                          $  580,536  $  632,124  $  605,353
   Y/Y Growth                              -4%         13%         30%
   Q/Q Growth                              -8%        -12%          9%
Cost of Sales                         245,008     255,832     259,888
Gross Margin                          335,528     376,292     345,465
   Percent of Sales                      57.8%       59.5%       57.1%
---------------------------------- ----------- ----------- -----------
Operating Expenses:
   R&D                                127,534     131,798     120,630
   Selling, Marketing and G&A          83,341      86,354      79,238
---------------------------------- ----------- ----------- -----------
Operating Income                      124,653     158,140     145,597
   Percent of Sales                      21.5%       25.0%       24.1%
---------------------------------- ----------- ----------- -----------
Other (Income) Expense                (13,983)    (13,077)     (4,197)
---------------------------------- ----------- ----------- -----------
Income Before Tax                     138,636     171,217     149,794
Provision for Taxes                    31,193      38,951      32,955
   Tax Rate                                22%         23%         22%
---------------------------------- ----------- ----------- -----------
Net Income                         $  107,443  $  132,266  $  116,839
   Percent of Sales                        19%         21%         19%
---------------------------------- ----------- ----------- -----------

Shares used for EPS - Basic           375,561     376,064     372,052
Shares used for EPS - Diluted         388,107     389,257     392,904

Earnings per Share - Basic         $     0.29  $     0.35  $     0.31
Earnings per Share - Diluted       $     0.28  $     0.34  $     0.30

Dividends declared per share       $     0.06  $     0.06  $     0.04
---------------------------------- ----------- ----------- -----------



  Analog Devices Supplemental Information, First Quarter, Fiscal 2005

                  Selected Balance Sheet Information
                       (In thousands of dollars)

                                      1Q 05       4Q 04       1Q 04
---------------------------------- ----------- ----------- -----------
                                   January 29, October 30,    Jan 31,
                                       2005        2004        2004
---------------------------------- ----------- ----------- -----------
Cash & Short-term Investments      $2,598,372  $2,684,970  $2,306,525
Accounts Receivable, Net              324,033     329,499     315,900
Inventories                           353,291     345,903     292,626
Other Current Assets                  164,796     168,239     175,131
---------------------------------- ----------- ----------- -----------
  Total Current Assets              3,440,492   3,528,611   3,090,182
PP&E, Net                             653,608     667,779     660,891
Investments                           318,813     322,405     356,535
Intangible Assets                     168,723     169,382     171,360
Other                                  30,499      31,906      23,269
---------------------------------- ----------- ----------- -----------
Total Assets                       $4,612,135  $4,720,083  $4,302,237
---------------------------------- ----------- ----------- -----------

Deferred Income-Shipments to
 Distributors                      $  152,112  $  157,951  $  138,266
Other Current Liabilities             381,018     409,051     372,220
Non-Current Liabilities               344,575     353,509     353,760
Stockholders' Equity                3,734,430   3,799,572   3,437,991
---------------------------------- ----------- ----------- -----------
Total Liabilities & Equity         $4,612,135  $4,720,083  $4,302,237
---------------------------------- ----------- ----------- -----------



           Capital Expenditures, Depreciation & Amortization
                       (In thousands of dollars)

                                      1Q 05       4Q 04       1Q 04
  Three Months Ended               January 29,  October 30,   Jan 31,
                                       2005        2004        2004
---------------------------------- ----------- ----------- -----------
Capital Expenditures               $   23,884  $   38,296  $   27,073
Depreciation                       $   38,313  $   37,757  $   37,565
Amortization of Intangibles        $      684  $      677  $      677



    CONTACT: Analog Devices
             Maria Tagliaferro, 781-461-3282
             Director of Corporate Communications
             investor.relations@analog.com